UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
MEDLEY CAPITAL CORP
(Name of Issuer)
COMMON STOCK PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)
58503F-10-6
(CUSIP Number)
HOWARD AMSTER
44 COCOANUT ROW
SUITE #B323
PALM BEACH, FL 33480-4069
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
May 13, 2020
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)





1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HOWARD AMSTER

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
PF
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
1,429,061
8.
SHARED VOTING POWER
3,132,724*
9.
SOLE DISPOSITIVE POWER
1,429,061
10.
SHARED DISPOSITIVE POWER
3,132,724*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%**
14.
TYPE OF REPORTING PERSON (see instructions)
IN
*These shares are deemed to be beneficially owned by Howard Amster, as a result his personal ownership and in his capacity as the President of Pleasant Lakes Apts. Corp, which is the General Partner of Pleasant Lakes Apts. Limited Partnership, and in his capacity as the trustee of various trusts as listed
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020


1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PLEASANT LAKE APARTMENTS LP
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
1,452,886
8.
SHARED VOTING POWER
3,108,899*
9.
SOLE DISPOSITIVE POWER
1,452,2886
10.
SHARED DISPOSITIVE POWER
3,108,899*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
*These shares are deemed to be beneficially owned by Pleasant Lake Apts LP, as the General Partner for the entity is Pleasant Lakes Apts Corp, whose President is Howard Amster
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 1
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
885,655
8.
SHARED VOTING POWER
3,676,130
9.
SOLE DISPOSITIVE POWER
885,655
10.
SHARED DISPOSITIVE POWER
3,676,130
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO

*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust 1, due to the trustee being Howard Amster **Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020


1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 2
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)x
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
50,500
8.
SHARED VOTING POWER
4,511,285
9.
SOLE DISPOSITIVE POWER
50,500
10.
SHARED DISPOSITIVE POWER
4,511,285
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust 2, due to the trustee being Howard Amster
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020




1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 3

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)x
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
48,200
8.
SHARED VOTING POWER
4,513,585
9.
SOLE DISPOSITIVE POWER
48,200
10.
SHARED DISPOSITIVE POWER
4,513,585
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust
3, due to the trustee being Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020


1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 4
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)x
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
45,400
8.
SHARED VOTING POWER
4,516,385
9.
SOLE DISPOSITIVE POWER
45,400
10.
SHARED DISPOSITIVE POWER
4,516,385
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust 4, due to the trustee being Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020


1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 5
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
27,000
8.
SHARED VOTING POWER
4,534,785
9.
SOLE DISPOSITIVE POWER
27,000
10.
SHARED DISPOSITIVE POWER
4,534,785
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust 5, due to the trustee being Howard Amster **Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 7
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
8,500
8.
SHARED VOTING POWER
4,553,285
9.
SOLE DISPOSITIVE POWER
8,500
10.
SHARED DISPOSITIVE POWER
4,553,285
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster 2019 Charitable Remainder Trust 7, due to the trustee being Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020


1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER AND TAMARA GOULD CHARITABLE REMAINDER UNITRUST U/A DTD
03/18/1993
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
18,400
8.
SHARED VOTING POWER
4,543,385
9.
SOLE DISPOSITIVE POWER
18,400
10.
SHARED DISPOSITIVE POWER
4,543,385
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster and Tamara Gould Charitable Remainder Unitrust U/A DTD 03/18/1993, due to the trustee being Howard Amster
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER CHARITABLE REMAINDER UNITRUST U/A DTD 04/22/1998
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
34,200
8.
SHARED VOTING POWER
4,527,585
9.
SOLE DISPOSITIVE POWER
34,200
10.
SHARED DISPOSITIVE POWER
4,527,585
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster Charitable Remainder Unitrust U/A DTD 04/22/1998, due to the trustee being Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020











1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE
PERSONS (ENTITIES ONLY)
HOWARD AMSTER CHARITABLE REMAINDER UNITRUST U/A DTD 01/11/2005
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
9,100
8.
SHARED VOTING POWER
4,552,685
9.
SOLE DISPOSITIVE POWER
8,500
10.
SHARED DISPOSITIVE POWER
4,552,685
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster Charitable Remainder Trust U/A DTD 01/11/2005, due to the trustee being Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020











1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PLEASANT LAKE SKOIEN INVESTMENTS LLC
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
DELWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
28,300
8.
SHARED VOTING POWER
4,533,485*
9.
SOLE DISPOSITIVE POWER
28,300
10.
SHARED DISPOSITIVE POWER
4,533,485*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%*
14.
TYPE OF REPORTING PERSON (see instructions)
PN
*These shares are deemed to be beneficially owned by Pleasant Lake
Skoien Investments LLC as the Manager for the entitiy is Pleasant
Lake Apts Ltd Partnership, of which the General Partner is Pleasant Lakes Apts Corp, whose President is Howard Amster
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
LAUGHLIN  HOLDINGS
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
255,001
8.
SHARED VOTING POWER
4,306,784*
9.
SOLE DISPOSITIVE POWER
255,001
10.
SHARED DISPOSITIVE POWER
4,306,784*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
*These shares are deemed to be beneficially owned by the Laughlin Holdings, as the general partner is Pleasant Lake
Apts Partnership LP, whose general partner is Pleasant Lake
Apts Corp, whose President is Howard Amster

**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)
RAMAT SECURITIES
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
90,000
8.
SHARED VOTING POWER
4,471,785*
9.
SOLE DISPOSITIVE POWER
90,000
10.
SHARED DISPOSITIVE POWER
4,471,785*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,561,785
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.37%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
*These shares are deemed to be beneficially owned by Ramat
Securities Ltd as the majority partner is Howard Amster
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER NON-GRANTOR CHARITABLE LEAD TRUST U/A DTD
08/11/2015
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)X
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OH

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
52,925
8.
SHARED VOTING POWER
230,299*
9.
SOLE DISPOSITIVE POWER
52,925
10.
SHARED DISPOSITIVE POWER
230,299*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,224
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster Non-Grantor Charitable LEAD Trust U/A DTD 08/11/2015 as William
Costaras serves as a trustee
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER NON-GRANTOR LEAD TRUST U/A DTD 01/17/2017
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OH

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
199,000
8.
SHARED VOTING POWER
84,224*
9.
SOLE DISPOSITIVE POWER
199,000
10.
SHARED DISPOSITIVE POWER
84,224*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,224
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster Non-Grantor LEAD Trust U/A DTD 01/17/2017 as William Costaras serves as a trustee
**Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020

1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER IRR TRUST DTD 12/31/2012
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OH
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
27,572
8.
SHARED VOTING POWER
255,652*
9.
SOLE DISPOSITIVE POWER
27,572
10.
SHARED DISPOSITIVE POWER
255,652*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
283,224
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*These shares are deemed to be beneficially owned by the Howard Amster
IRR Trust DTD 12/13/12 as William Costaras serves as a trustee **Denominator is based on the 54,474,211 shares of stock outstanding as of May 13, 2020





This Amendment No. 2 to Schedule 13D (this Amendment No.2) amends and supplements the Schedule 13D originally filed with the Securities and Exchange Commission (SEC) on December 27, 2019, with respect to the common stock, par value $0.001 per share (the Common Stock) of Medley Capital Corporation, a Delaware Corporation (the Issuer). Except as specifically amended by this Amendment No. 2, the Schedule 13D is unchanged. Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have meaning assigned to such term in the Initial 13D.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

HOWARD AMSTER

/s/ Howard Amster
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 1
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 2
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 3
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 4
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 5
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST 7
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER AND TAMARA GOULD CHARITABLE REMAINDER
UNITRUST U/A DTD 03/18/1993
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER CHARITABLE REMAINDER UNITRUST U/A DTD
04/22/1998
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

HOWARD AMSTER CHARIABLE REMAINDER UNITRUST U/A DTD
01/11/2005
By; /s/ Howard Amster
Name: Howard Amster
Trustee
Date: May 13, 2020

PLEASANT LAKE - SKOIEN INVESTMENTS LLC
By; /s/ Howard Amster
Name: Howard Amster
Title: President of Pleasant Lakes Apts Corp, General
Partner of Pleasants Lake Apts LP, Manager of Pleasant
Lake Skoien Investments LLC
Date: May 13, 2020

LAUGHLIN HOLDING LP
By; /s/ Howard Amster
Name: Howard Amster
Title: President Pleasant Lake Apts Corp, General
Partner of Pleasant Lakes Apts LP General Partner
of Laughlin Holdings LP
Date: May 13, 2020

PLEASANT LAKE APTS LP
By; /s/ Howard Amster
Name: Howard Amster
Title: President of Pleasant Lakes Apts Corp, General Partner
Date: May 13, 2020

RAMAT SECURITIES LTD
By; /s/ Howard Amster
Name: Howard Amster
Title: Majority Owner
Date: May 13, 2020
WILLIAM COSTARAS
/s/ William Costaras
Date: May 13, 2020

HOWARD AMSTER IRR TRUST DTD 12/13/12
/s/ William Costaras
Name: William Costaras
Title: Trustee
Date: May 13, 2020

HOWARD AMSTER NON-GRANTOR CHARITABLE LEAD TRUST U/A DTD 08/11/2015 /s/ William Costaras
Name: William Costaras
Title: Trustee
Date: May 13, 2020

HOWARD AMSTER NON-GRANTOR CHARITABLE LEAD TRUST U/A DTD 01/17/2017 /s/ William Costaras
Name: William Costaras
Title: Trustee
Date: May 13, 2020





CUSIP NO. 58503F-10-6	SCHEDULE 13D


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